Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Corporate Communications	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2014 Third Quarter Sales, Net Income and Earnings per Share

•	Strong operational quarter, restructuring proceeding ahead of plan

•	Higher than anticipated restructuring expenses of $0.28 per diluted share in the quarter

•	Earnings per diluted share were $1.60, or $1.88 excluding restructuring expenses

•	Positive order growth continues with 7 percent increase

•	Company increases full year adjusted earnings guidance midpoint to $6.50 per diluted share

CLEVELAND, April 29, 2014 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2014 third quarter ended March 31, 2014. Fiscal 2014 third quarter sales increased 2 percent to $3.36 billion compared with $3.31 billion in the same quarter a year ago. Adjusting for a previously announced joint venture, fiscal 2014 third quarter sales increased 3 percent. Fiscal 2014 third quarter net income was $242.5 million, or $1.60 earnings per diluted share and when adjusted for restructuring expenses, was $285.0 million, or $1.88 earnings per diluted share. Net income in the prior year quarter was $256.6 million or $1.68 earnings per diluted share. A reconciliation of as reported to adjusted sales, net income and earnings per diluted share is included with the financial tables accompanying this news release.

Cash flow from operations for the first nine months of fiscal 2014 was $817.5 million or 8.4 percent of sales compared with $718.8 million or 7.5 percent of sales in the prior year period. Excluding a discretionary contribution to the company’s pension plan of $75 million and the impact of restructuring initiatives of $15 million in fiscal 2014, cash flow from operations was 9.4 percent of sales.

“We are pleased to have delivered strong operating margins in the third quarter, particularly in our Diversified Industrial International businesses,” said Chairman, CEO and President, Don Washkewicz. “Our previously announced restructuring initiatives are proceeding ahead of plan, with $86 million in pretax expenses incurred fiscal year-to-date. In addition, the improved order growth trend is an encouraging sign for the remainder of this fiscal year.”

Segment Results
Diversified Industrial Segment: North American third quarter sales increased 1.9 percent to $1.46 billion, and operating income was $243.0 million compared with $224.5 million in the same period a year ago. International third quarter sales increased 4.4 percent to $1.36 billion, and operating income was $126.9 million compared with $158.2 million in the same period a year ago. International operating income in the third quarter adjusted for the impact of restructuring expenses was $186.4 million.

Aerospace Systems Segment: Compared to the same period a year ago, third quarter sales decreased 5.6 percent to $545.7 million, but increased 2 percent adjusting for the impact of the previously announced joint venture between Parker Aerospace and GE Aviation. Operating income was $64.0 million compared with $80.1 million in the same period a year ago, largely reflecting an unfavorable product mix.

Orders
Parker reported an increase of 7 percent in orders for the quarter ending March 31, 2014, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders increased 6 percent in the Diversified Industrial North America businesses;

•	Orders increased 5 percent in the Diversified Industrial International businesses; and

•	Orders increased 16 percent in the Aerospace Systems segment on a rolling 12-month average basis.

Outlook
For the fiscal year ending June 30, 2014, the company has increased guidance for adjusted earnings per diluted share to the range of $6.40 to $6.60, or $6.50 at the midpoint. Fiscal 2014 adjusted earnings guidance includes increased restructuring expenses which are anticipated to be approximately $0.55 per diluted share, but does not include the gain associated with the previously announced joint venture and asset write downs recorded in the quarter ended December 31, 2013. Restructuring expenses were $0.28 per diluted share in the third quarter of fiscal 2014 and $0.40 per diluted share fiscal year-to-date.

Washkewicz added, “We have increased the midpoint of our guidance for fiscal year 2014 to reflect the impact of improved operating margins and positive order trends. Considering the progress we have made, we expect to close the year strong and be well positioned going into fiscal year 2015.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2014 third quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $13 billion in fiscal year 2013, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 58,000 people in 49 countries around the world. Parker has increased its annual dividends paid to shareholders for 58 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) sales growth excluding the effects of the joint venture, (b) operating income, net income and earnings per diluted share without the effect of restructuring expenses, (c) forecasted earnings per diluted share without the effect of a gain associated with a joint venture and asset write downs, and (d) cash flow excluding discretionary contributions to the company’s pension plan and the impact of restructuring. The effects of a joint venture, asset write downs, restructuring expenses and pension plan contributions are removed to allow investors and the company to meaningfully evaluate changes in sales, operating income, net income, earnings per diluted share, and cash flow on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives.

A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; the ability to realize anticipated benefits of the consolidation of the Climate and Industrial Controls Group; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2014				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2014	2013	2014	2013

Net sales	$3,358,406	$3,307,041	$9,690,556	$9,587,471
Cost of sales	2,605,893	2,569,189	7,502,273	7,468,608
Gross profit	752,513	737,852	2,188,283	2,118,863
Selling, general and administrative expenses	407,241	379,690	1,212,807	1,141,912
Goodwill and intangible asset impairment	—	—	188,870	—
Interest expense	20,594	23,050	62,403	70,775
Other (income), net	(4,812)	(3,439)	(424,693)	(31,062)
Income before income taxes	329,490	338,551	1,148,896	937,238
Income taxes	86,972	81,959	408,654	259,584
Net income	242,518	256,592	740,242	677,654
Less: Noncontrolling interests	112	32	232	391
Net income attributable to common shareholders	$242,406	$256,560	$740,010	$677,263

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.63	$1.72	$4.96	$4.54
Diluted earnings per share	$1.60	$1.68	$4.88	$4.46

Average shares outstanding during period - Basic	149,039,529	149,287,628	149,143,478	149,191,583
Average shares outstanding during period - Diluted	151,739,617	152,360,612	151,562,276	151,853,522

Cash dividends per common share	$0.48	$0.43	$1.38	$1.25

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
Net income	$242,518	$256,592	$740,242	$677,654
Adjustments:
Restructuring charges	42,516	1,205	60,830	5,791
Adjusted net income	$285,034	$257,797	$801,072	$683,445

Earnings per diluted share	$1.60	$1.68	$4.88	$4.46
Adjustments:
Restructuring charges	0.28	0.01	0.40	0.04
Adjusted earnings per diluted share	$1.88	$1.69	$5.28	$4.50

PARKER HANNIFIN CORPORATION - MARCH 31, 2014				Exhibit 99.1
BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2014	2013	2014	2013
Net sales
Diversified Industrial:
North America	$1,455,212	$1,428,430	$4,168,489	$4,171,089
International	1,357,513	1,300,585	3,905,159	3,768,617
Aerospace Systems	545,681	578,026	1,616,908	1,647,765
Total	$3,358,406	$3,307,041	$9,690,556	$9,587,471
Segment operating income
Diversified Industrial:
North America	$242,998	$224,487	$677,824	$658,993
International	126,933	158,194	434,541	439,839
Aerospace Systems	63,974	80,080	166,306	194,150
Total segment operating income	433,905	462,761	1,278,671	1,292,982
Corporate general and administrative expenses	38,377	41,410	132,406	126,578
Income before interest expense and other expense	395,528	421,351	1,146,265	1,166,404
Interest expense	20,594	23,050	62,403	70,775
Other expense (income)	45,444	59,750	(65,034)	158,391
Income before income taxes	$329,490	$338,551	$1,148,896	$937,238

RECONCILIATION OF NET SALES TO ADJUSTED NET SALES

	Three Months Ended March 31,		%
	2014	2013	Change
Total net sales	$3,358,406	$3,307,041	1.6%
Adjustments:
Sales related to GE joint venture	—	43,731
Adjusted total net sales	$3,358,406	$3,263,310	2.9%

Aerospace Systems net sales	$545,681	$578,026	(5.6)%
Adjustments:
Sales related to GE joint venture	—	43,731
Adjusted Aerospace Systems net sales	$545,681	$534,295	2.1%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - MARCH 31, 2014
CONSOLIDATED BALANCE SHEET
(Unaudited)	March 31,	June 30,	March 31,
(Dollars in thousands)	2014	2013	2013
Assets
Current assets:
Cash and cash equivalents	$2,095,989	$1,781,412	$1,677,319
Accounts receivable, net	2,098,063	2,062,745	2,017,126
Inventories	1,448,989	1,377,405	1,473,072
Prepaid expenses	183,119	182,669	136,268
Deferred income taxes	122,840	126,955	134,724
Total current assets	5,949,000	5,531,186	5,438,509
Plant and equipment, net	1,827,980	1,808,240	1,829,715
Goodwill	3,164,175	3,223,515	3,229,827
Intangible assets, net	1,210,967	1,290,499	1,313,990
Other assets	950,236	687,458	859,731
Total assets	$13,102,358	$12,540,898	$12,671,772

Liabilities and equity
Current liabilities:
Notes payable	$1,078,846	$1,333,826	$1,527,696
Accounts payable	1,200,466	1,156,002	1,162,125
Accrued liabilities	933,077	894,296	838,376
Accrued domestic and foreign taxes	154,792	136,079	120,352
Total current liabilities	3,367,181	3,520,203	3,648,549
Long-term debt	1,508,611	1,495,960	1,496,026
Pensions and other postretirement benefits	1,306,667	1,372,437	1,693,048
Deferred income taxes	111,508	102,920	127,159
Other liabilities	354,158	307,897	294,582
Shareholders' equity	6,450,996	5,738,426	5,409,058
Noncontrolling interests	3,237	3,055	3,350
Total liabilities and equity	$13,102,358	$12,540,898	$12,671,772

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - MARCH 31, 2014
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2014	2013

Cash flows from operating activities:
Net income	$740,242	$677,654
Depreciation and amortization	253,150	250,574
Stock incentive plan compensation	84,647	65,516
Goodwill and intangible asset impairment	188,870	—
Gain on sale of deconsolidation of subsidiary	(412,612)	—
Gain on sale of businesses	—	(13,313)
Net change in receivables, inventories, and trade payables	(52,953)	(13,743)
Net change in other assets and liabilities	9,263	(258,332)
Other, net	6,864	10,443
Net cash provided by operating activities	817,471	718,799
Cash flows from investing activities:
Acquisitions (net of cash of $33,932 in 2013)	(14,272)	(620,647)
Capital expenditures	(167,371)	(214,061)
Proceeds from sale of plant and equipment	10,785	24,321
Proceeds from sale of businesses	—	72,190
Proceeds from deconsolidation of subsidiary	202,498	—
Other, net	(3,382)	(9,375)
Net cash provided by (used in) investing activities	28,258	(747,572)
Cash flows from financing activities:
Net payments for common stock activity	(120,890)	(125,325)
Acquisition of noncontrolling interests	—	(1,072)
Net (payments for) proceeds from debt	(255,319)	1,186,679
Dividends	(206,516)	(187,705)
Net cash (used in) provided by financing activities	(582,725)	872,577
Effect of exchange rate changes on cash	51,573	(4,802)
Net increase in cash and cash equivalents	314,577	839,002
Cash and cash equivalents at beginning of period	1,781,412	838,317
Cash and cash equivalents at end of period	$2,095,989	$1,677,319

		Exhibit 99.1
PARKER HANNIFIN CORPORATION
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2014
Forecasted earnings per diluted share	$6.82 to $7.02
Adjustments:
Asset writedowns	$1.26
Gain related to joint venture agreement	$(1.68)
Adjusted forecasted earnings per diluted share	$6.40 to $6.60